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EXHIBIT 4.28

AGREEMENT FOR PUBLIC RELATIONS REPRESENTATIVES

    Wayne Coleson. ("WC" or the "Consultant") hereby submits to eSynch Corporation ("ESYN" or the "Company') this Public Relations Agreement (the "Agreement") outlining the terms pursuant to which WC would be willing to act as Public Relations Representatives to ESYN in the Company's efforts to seek additional capital and business/business relationships that will be of benefit to the Company.

I.    ENGAGEMENT

  ESYN hereby engages and retains WC as Public Relations Representatives  to perform the Services (as that term is hereinafter defined) and WC hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

II.    INDEPENDENT CONTRACTOR

  WC shall be, and in all respects be deemed an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

  A.
  WC shall be solely responsible for making all payments to and on behalf of its employees, subcontractors, including those required by law, and ESYN shall in no event be liable for any debts or other liabilities of WC.

  B.
  WC shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of ESYN, and WC shall have no power to enter into any agreement on behalf of, or otherwise bind ESYN. Without limiting the foregoing, WC shall not enter into any contract or commitment on behalf of ESYN.

  C.
  Subject to Section II D hereof, WC shall not have or be deemed to have, fiduciary obligations or duties to ESYN and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as WC in its sole, absolute and unfettered discretion, may elect.

  D.
  Notwithstanding the above, no activity, employment, venture, business or other pursuit of WC during the term of this agreement shall conflict with WC's obligations under this Agreement or be adverse to ESYN's interests during the term of this Agreement.

III.    SERVICES

  WC agrees to serve as Public Relations Representatives to ESYN and to provide and/or perform the following, hereafter collectively referred to as the "Services":

  A
  The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

  B.
  Develop and assist in the implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

  C.
  Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

  D.
  The identification, evaluation, structuring, negotiating and closing of international joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

  E.
  Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.

  F.
  Assist ESYN in efforts to seek additional business/business relationships that will be of benefit to ESYN.

  G.
  Best Efforts.  WC shall devote such time and effort, as it deems commercially reasonable and adequate under the circumstances to the affairs of ESYN to render the consulting services contemplated by this agreement. WC is not responsible for the performance of any services, which may be rendered hereunder without ESYN providing the necessary information in writing prior thereto, nor shall ESYN include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. WC cannot guarantee results on behalf of ESYN, but shall pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in ESYN's needs, WC shall notify ESYN and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by ESYN in its sole discretion. It is understood that a portion of the compensation paid hereunder is being paid by ESYN to have WC remain available to advise it on transactions on an as-needed basis.

  H.
  In conjunction with the Services, WC agrees to:

  1.
  Make itself available to the officers of ESYN at a mutually agreed upon place during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising ESYN in the preparation of such reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation ("Documentation") as shall be necessary, in the opinion of WC, to properly present ESYN to other entities and individuals that could be of benefit to ESYN.

  2.
  Make itself available for telephone conferences with the principal sales and/or operating officer(s) of ESYN during normal business hours.

  3.
  Advise ESYN's management in corporate finance matters including, structuring the nature, extent and other parameters of any private or other offer(s) to be made to Candidate(s).

  4.
  Advise ESYN management in evaluating proposals and participating in negotiations with Candidate(s).

  5.
  Advise ESYN regarding company operations, staffing, strategy, and other issues related to building shareholder value as ESYN may reasonably request, consistent with the provisions of this Agreement..

V.    COMPENSATION

  In consideration for the services, ESYN agrees that WC shall be entitled to compensation as follows:

  A.
  WC is to receive an option to purchase 2,000,000 shares of common stock. Such option shall have an exercise price of $0.05 per share for the first million shares and an exercise price of $0.08 for the second million shares of common stock and shall have a life of thirty (30) days from the date of issuance. The common stock underlying such option shall be immediately registered via an S8 registration.

VI.    REPRESENTATIONS, WARRANTIES AND COVENANTS

  SEC Legal Compliance.  WC hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations, including, but not limited to:

    1.
    The use, release or other publication of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act

    2.
    Disclosure requirements outlined in Section 17B of the Exchange Act regarding the required disclosure of the nature and terms of WC's relationship with ESYN in any and all WC literature or other communication(s) relating to ESYN, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

    WC further acknowledges that by the very nature of its relationship with ESYN it will, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Exchange Act) WC hereby agrees and covenants that:

    1.
    WC will not make any purchases or sales in the stock of ESYN based on such information.

    2.
    WC will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by ESYN to do so as may be necessary in the performance of its Services under this Agreement.

    3.
    ESYN will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any WC literature or other communication(s) relating to ESYN, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

  B.
  Execution.  The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either ESYN or WC is a party or by which either entity may be bound or affected.

  C.
  Non-Circumvention.  ESYN hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any corporation, partnership or individual introduced by WC to ESYN, in connection with any project, any loans or collateral, or other transaction involving any products, transfers or services, or addition, renewal extension, rollover, amendment, renegotiations, new contracts, parallel contracts/agreements, or third party assignments thereof.

  D.
  Timely Apprisals.  ESYN shall use its commercially reasonable efforts to keep WC up to date and apprised of all business, market and legal developments related to ESYN and its operations and management.

  1.
  Accordingly, ESYN shall provide WC with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation, private placement memoranda, key contracts, employment and consulting agreements and other operational agreements.

  2.
  ESYN shall promptly notify WC of all new contracts, agreements, joint ventures or filings with any state, federal or local administrative agency, including without limitation, the SEC, NASD or any state agency, and shall provide all related documents, including copies of the exact documents filed, to WC, including without limitation, all annual reports, quarterly reports and notices of change of events, and registration statements filed with the SEC and any state agency, directly to WC.

  3.
  ESYN shall also provide directly to WC current statements, including balance sheets, income statements, cash flows and all other documents provided or generated by ESYN in the normal course of its business and requested by WC from time to time.

  4.
  WC shall keep all documents and information supplied to it hereunder confidential as described in the section below titled, "CONFIDENTIAL DATA".

  E.
  Corporate Authority.  Both ESYN and WC have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

  F.
  The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

  G.
  ESYN will cooperate with WC, and will promptly provide WC with all pertinent materials and requested information in order for WC to perform its Services pursuant to this Agreement.

  H.
  When delivered, the shares of ESYN's common stock shall be duly and validly issued, fully paid and non-assessable.

  I.
  ESYN acknowledges and understands that WC is not a broker-dealer and ESYN may be required to pay additional underwriting fees in connection with any offerings, underwritings or financings to the appropriate underwriter and/or funding entity in addition to any fees paid to WC.

  J.
  WC represents and warrants to ESYN that a) it has the experience and ability as may be necessary to perform all the required Services with a high standard of quality, b) all Services will be performed in a professional manner, and c) all individuals it provides to perform the Services will be appropriately qualified and subject to appropriate agreements concerning the protection of trade secrets and confidential information of ESYN which such persons may have access to over the term of this Agreement

  K.
  ESYN also agrees to enter into such additional agreements, sign such additional documents, and provide such additional certifications and documentation as may be requested by WC, the Escrow Agent, the Placement Agent, Underwriter or such other parties related to the obtaining of capital for ESYN on such terms as may be acceptable to ESYN and WC.

  L.
  Until termination of the engagement, ESYN will notify WC promptly of the occurrence of any event, which might materially affect the condition (or otherwise), or prospects of ESYN.

VII.    TERM AND TERMINATION

  The term of this Agreement shall be six (6) months from the date of execution.

  CONFIDENTIAL DATA

  A.
  WC shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of ESYN, obtained by WC as a result of its engagement hereunder, unless authorized, in writing by ESYN. WC represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of ESYN, including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in rendering services to any person, firm or entity which may be a competitor of ESYN.

  B.
  ESYN shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of WC, obtained as a result of its engagement hereunder, unless authorized, in writing, by WC.

  C.
  WC shall not be required in the performance of its duties to divulge to ESYN, or any officer, director, agent or employee of ESYN, any secret or confidential information, knowledge, or data concerning any other person, firm or entity, which WC may have or be able to obtain other than as a result of the relationship established by this Agreement. WC shall notify ESYN of any arrangement(s) that is or could be considered a competitor.

VIII.    OTHER MATERIAL TERMS AND CONDITIONS:

  A.
  Indemnity.  The parties hereto agree to provide indemnification to each other.

  B.
  Provisions.  Neither termination nor completion of the assignment shall affect the provisions of this Agreement, and the Indemnification Provisions, which are incorporated herein, which shall remain operative and in full force and effect.

  C.
  Additional Instruments.  Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

  D.
  Entire Agreement.  Each of the parties hereby covenants that this Agreement, together with the exhibits attached hereto as earlier referenced, is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding or expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

  E.
  Laws of the State of California.  This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of California, irrespective of the country or place of domicile or residence of either party.

  F.
  Assignments.  The consent of WC may not be unreasonably withheld. Notwithstanding the foregoing, WC may assign any portion of its Compensation as outlined herein to its employees, affiliates, sub-contractors or subsidiaries in its sole discretion.

  G.
  Originals.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

  H.
  Addresses of Parties.  Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

  I.
  Modification and Waiver.  A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

If you are in agreement with the foregoing, please execute and return one copy of this letter to the undersigned. Thank you. We look forward to working with you.

APPROVED AND AGREED:

eSynch Corporation
/s/ WAYNE COLESON By Wayne Coleson	/s/ TOMAS HEMINGWAY By: Tomas Hemingway Its: CEO

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AGREEMENT FOR PUBLIC RELATIONS REPRESENTATIVES